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FORM 4
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STATEMENT OF CHANGES OF BENEFICIAL OWNERSHIP
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1.       Name and Address of Reporting Person

         Calhoun, Robert B., Jr.
         c/o The Clipper Group
         650 Madison Avenue, 9th Floor
         New York, New York  10022
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2.       Issuer Name and Ticker or Trading Symbol

         Hvide Marine Incorporated (HMAR)
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3.       IRS or Social Security Number of Reporting Person (Voluntary)
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4.       Statement for Month/Year - August 1998
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5.       If Amendment, Date of Original (Month/Day/Year)
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6.       Relationship of Reporting Person(s) to Issuer (Check all applicable)

         1.  Director
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7.       Individual or Joint/Group Filing -- Form filed by One Reporting Person
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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.       Title of Security -
         CLASS A COMMON STOCK
         CLASS A COMMON STOCK
         CLASS A COMMON STOCK
         CLASS A COMMON STOCK
         CLASS A COMMON STOCK
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2-4      Transaction Date   Transaction             Securities Acquired (A)
         (Month/Day/Year)      Code      Vol        Amount     Price (per share)
         8/25/98                A         V            227       (A)    11.00
         8/20/98                P                   10,000       (A)    8.0813
         8/25/98                P                   10,000       (A)    8.0
         8/27/98                P                   10,000       (A)    6.995

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5-7.  Amount of Securities      Ownership Form:            Nature of Indirect
         Beneficially Owned at   Direct (D) or              Beneficial Ownership
         End of Month.           Indirect (I)



          42,376                     (D)
         219,850                     (I)                 by corporation

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


TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1.       Title of Derivative Security
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2.       Conversion or Exercise Price of Derivative Security
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3-5      Transaction Date   Transaction               Number of Derivative
         (Month/Day/Year)      Code      Vol           Securities Acquired
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6.       Date Exercisable and Expiration Date (Month/Day/Year)
             Date Exercisable              Expiration Date

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7.  Title and Amount of Underlying Securities
                  Title                  Amount or Number of Shares


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8.       Price of Derivative Security
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9-11. Amount of Derivative           Ownership Form:         Nature of Indirect
         Securities Beneficially      Direct (D) or         Beneficial Ownership
         Owned at End of Month.       Indirect (I)



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Explanation of Responses:

SIGNATURE OF REPORTING PERSON


/s/ ROBERT B. CALHOUN
Robert B. Calhoun

September 2, 1998
Date